October 24, 2018

John Williams
President and Chief Executive Officer
Domtar CORP
234 Kingsley Park Drive
Fort Mill, SC 29715

       Re: Domtar CORP
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 23, 2018
           Form 10-Q for the Fiscal Quarter Ended June 30, 2018
           Filed August 8, 2018
           File No. 001-33164

Dear Mr. Williams:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Natural
Resources